As filed with the Securities and Exchange Commission on January 5, 2023

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Allakos Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-4798831
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

825 Industrial Road, Suite 500

San Carlos, California 94070

(Address of principal executive offices)

2018 Equity Incentive Plan

2018 Employee Stock Purchase Plan

(Full title of the plan)

Robert Alexander, Ph.D.

Chief Executive Officer

Allakos Inc.

825 Industrial Road, Suite 500

San Carlos, California 94070

(Name and address of agent for service)

(650) 597-5002

(Telephone number, including area code, of agent for service)

Copies to:

Tony Jeffries Jennifer Knapp Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 4,286,792 shares of Common Stock issuable under the 2018 Equity Incentive Plan and 853,758 shares of Common Stock issuable under the 2018 Employee Stock Purchase Plan pursuant to the provisions of those plans providing for an automatic increase in the number of shares reserved for issuance under such plans. In accordance with Section E of the General Instructions to Form S-8, the contents of the registration statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) relating to the 2018 Plan and 2018 ESPP on July 19, 2018 (File No. 333-226247), May 8, 2019 (File No. 333-231276), February 25, 2020 (File No. 333-236631), March 1, 2021 (File No. 333-253701) and February 15, 2022 (File No. 333-262749) are incorporated by reference herein. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) by the Registrant are incorporated in this Registration Statement by reference:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 1, 2022;
(2)

The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 from the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 14, 2022;

(3)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022;
(4)

The Registrant’s Current Reports on Form 8-K filed on February 1, 2022, February 15, 2022, February 16, 2022, April 5, 2022, April 20, 2022, May 27, 2022, June 21, 2022, July 25, 2022, August 5, 2022, September 9, 2022, September 12, 2022, September 19, 2022, November 10, 2022 and November 29, 2022 and Form 8-K/A filed on February 15, 2022; and

(5)	The description of the Registrant’s Common Stock contained in its registration statement on Form 8-A, filed on July 11, 2018, including any amendments or supplements thereto.

All reports and other documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules) shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the registrant provides for the indemnification of the registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the registrant require the registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was a director or officer of the registrant serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides that the registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the registrant has entered into indemnification agreements with each of its directors and certain of the registrant’s officers which would require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The registrant has obtained and expects to maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the registrant and the registrant’s officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date

3.1	Amended and Restated Certificate of Incorporation of the Registrant	8-K	001-38582	3.1	7/24/18

3.2	Amended and Restated Bylaws of the Registrant	8-K	001-38582	3.2	7/24/18

4.1	Specimen common stock certificate of the Registrant	S-1/A	333-225836	4.2	7/9/18

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1 hereto)*

24.1	Power of Attorney (contained on signature page hereto)*
99.1	2018 Equity Incentive Plan	S-1/A	333-225836	10.3	7/9/18

99.2	2018 Employee Stock Purchase Plan	S-1/A	333-225836	10.4	7/9/18

107	Filing Fee Table*

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on the 5th day of January 2023.

ALLAKOS INC.

By:	/s/ Robert Alexander
Robert Alexander, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert Alexander, Ph.D. and H. Baird Radford, III, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Alexander Robert Alexander, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	1/5/2023

/s/ H. Baird Radford, III H. Baird Radford, III	Chief Financial Officer (Principal Financial and Accounting Officer)	1/5/2023

/s/ Daniel Janney Daniel Janney	Chair of our Board of Directors	1/5/2023

/s/ Robert Andreatta Robert Andreatta	Director	1/5/2023

/s/ Steven James Steven James	Director	1/5/2023

/s/ Amy Ladd Amy Ladd, M.D.	Director	1/5/2023

/s/ John McKearn John McKearn, Ph.D.	Director	1/5/2023

/s/ Paul Walker Paul Walker	Director	1/5/2023